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                                                                    Exhibit 4.11
                                                                         OPTIONS

                  FORM OF MANAGEMENT STOCKHOLDER'S AGREEMENT

            This Management Stockholder's Agreement (this "Agreement") is entered into as of __________ __, 1999 between SPALDING HOLDINGS CORPORATION, a Delaware corporation (the "Company"), and __________________ (the "Optionee") (the Company and the Optionee being hereinafter collectively referred to as the "Parties").

                                   RECITALS

            The Company proposes to grant to key employees of the Company and certain other investors, options to purchase common stock par value $.01 per share ("Common Stock) at an exercise price of $2.00 per share of Common Stock.

            This Agreement is one of several other agreements ("Other Purchasers' Agreements"), which Other Purchasers' Agreements shall include Management Stockholder's Agreements that have been, or that in the future will be, entered into between the Company and other individuals who are or will be key employees of the Company or one of its subsidiaries (collectively, the "Other Purchasers"). In addition, the Company has also entered into, and may in the future enter into, agreements (the "Investors' Agreements") with other purchasers (collectively, the "Investors") pursuant to which the Investors purchased or will purchase shares of Common Stock.

            The Company has agreed to grant to the Optionee an option or options to purchase shares of Common Stock ("Options") at an exercise price of $2.00 per share of Common Stock pursuant to the terms of the Amended and Restated 1996 Stock Purchase and Option Plan for Key Employees of Spalding Holdings Corporation and Subsidiaries (the "Option Plan") and the "Non-Qualified Stock Option Agreement" attached hereto as Exhibit A.

            This Agreement and the Exhibits hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and to the extent that any Optionee had previously executed an agreement with regard to the subjects hereof, this Agreement shall supersede any such previous agreement.

                                   AGREEMENT

            To implement the foregoing and in consideration of the mutual agreements contained herein, the Parties agree as follows:

            1. Issuance of Options.

            Subject to the terms and conditions hereinafter set forth, the Company shall grant to the Optionee the Options as of the date hereof (the "Grant Date") and the Parties shall execute and deliver to each other copies of the Non-Qualified Stock Option Agreement concurrently with

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the grant of the Options. The Company shall have no obligation to grant any
Options to any person who (i) is a resident or citizen of a state or other jurisdiction in which the granting of the Options to him or her would constitute a violation of the securities or "blue sky" laws of such jurisdiction or (ii) is not an employee of the Company or any of its subsidiaries on the date hereof.

            2. Optionee's Representations, Warranties and Agreements.

            (a) The Optionee agrees and acknowledges that he will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of (any such act being herein referred to as a "transfer") at the time of exercise, the Common Stock issuable upon exercise of the Options (together with any other shares of Common Stock beneficially owned by the Optionee as of the date hereof or hereafter acquired, the "Stock") unless such transfer complies with Section 3 of this Agreement. Furthermore, if the Optionee is an "affiliate" (as defined under Rule 405 of the rules and regulations promulgated under the Act and as interpreted by the Board of Directors of the Company) of the Company (an "Affiliate"), the Optionee agrees and acknowledges that he will not transfer any shares of the Stock unless (i) the transfer is pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder (the "Act"), and in compliance with applicable provisions of state securities laws or (ii) (A) counsel for the Optionee (which shall be such counsel acceptable to the Company) shall have furnished the Company with an opinion, satisfactory in form and substance to the Company, that no such registration is required because of the availability of an exemption from registration under the Act and such transfer is in compliance with the applicable provisions of state securities laws and (B) if the Optionee is a citizen or resident of any country other than the United States, or the Optionee desires to effect any transfer in any such country, counsel for the Optionee (which counsel shall be acceptable to the Company) shall have furnished the Company with an opinion or other advice satisfactory in form and substance to the Company to the effect that such transfer will comply with the securities laws of such jurisdiction. Notwithstanding the foregoing, the Company acknowledges and agrees that any of the following transfers are deemed to be in compliance with the Act and this Agreement and no opinion of counsel is required in connection therewith: (x) a transfer made pursuant to
Section 4, 5 or 6 hereof, (y) a transfer upon the death of the Optionee to his executors, administrators, testamentary trustees, legatees or beneficiaries (the "Optionee's Estate") or a transfer to the executors, administrators, testamentary trustees, legatees or beneficiaries of a person who has become a holder of Stock in accordance with the terms of this Agreement, provided that it is expressly understood that any such transferee shall be bound by the provisions of this Agreement and (z) a transfer made after the Grant Date in compliance with the federal securities laws to a trust or custodianship the beneficiaries of which may include only the Optionee, his spouse or his lineal descendants (a "Optionee's Trust") or a transfer made after the third anniversary of the Grant Date to such a trust by a person, other than the Optionee, who has become a holder of Stock in accordance with the terms of this Agreement, provided that such transfer is made expressly subject to this Agreement and that the transferee agrees in writing to be bound by the terms and conditions hereof.

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            (b) During the term of this Agreement, the certificate (or certificates) representing the Stock shall bear the following legend:

            "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF THE MANAGEMENT STOCKHOLDER'S AGREEMENT DATED AS OF __________ ___, 1999 BETWEEN SPALDING HOLDINGS CORPORATION ("THE COMPANY") AND THE OPTIONEE NAMED ON THE FACE HEREOF (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY).

            (c) The Optionee acknowledges that he has been advised that (i) the Stock relating to the Options has been registered on Form S-8 under the Act,
(ii) a restrictive legend in the form heretofore set forth shall be placed on the certificates representing the Stock and (iii) a notation shall be made in the appropriate records of the Company indicating that the Stock relating to the Options is subject to restrictions on transfer and appropriate transfer restrictions will be issued to the Company's transfer agent with respect to the Stock. If the Optionee is an Affiliate, the Optionee also acknowledges that (i) the Stock must be held indefinitely and the Optionee must continue to bear the economic risk of the investment in the Stock unless it is subsequently registered under the Act or an exemption from such registration is available,
(ii) it is not anticipated that there will be any market on an exchange or a quotation service for the Stock, (iii) when and if shares of the Stock may be disposed of without registration in reliance on Rule 144 or the rules and regulations promulgated under the Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule, and
(iv) if the Rule 144 exemption is not available, public sale without registration will require compliance with Regulation A or some other exemption under the Act.

            (d) If any shares of the Stock are to be disposed of in accordance with Rule 144 under the Act or otherwise, the Optionee shall promptly notify the Company of such intended disposition and shall deliver to the Company at or prior to the time of such disposition such documentation as the Company may reasonably request in connection with such sale and, in the case of a disposition pursuant to Rule 144, shall deliver to the Company an executed copy of any notice on Form 144 required to be filed with the Securities and Exchange Commission (the "SEC").

            (e) The Optionee agrees that, if any shares of the capital stock of the Company are offered to the public pursuant to an effective registration statement under the Act (other than registration of securities issued under an employee plan), the Optionee will not effect any public sale or distribution of any shares of the Stock not covered by such registration statement within 7 days prior to, or within 180 days after, the effective date of such registration statement, unless otherwise agreed to in writing by the Company.

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            (f) The Optionee represents and warrants that (i) he has received and reviewed the documents comprising the Prospectus (the "Prospectus") relating to the Stock and the documents referred to therein, certain of which documents set forth the rights, preferences and restrictions relating to the Stock and
(ii) he has been given the opportunity to obtain any additional information or documents and to ask questions and receive answers about such documents, the Company and the business and prospects of the Company which he deems necessary to evaluate the merits and risks related to his investment in the Stock and to verify the information contained in the Prospectus and the information received as indicated in this Section 2(f)(ii), and he has relied solely on such information.

            (g) The Optionee further represents and warrants that (i) his financial condition is such that he can afford to bear the economic risk of holding the Stock for an indefinite period of time and has adequate means for providing for his current needs and personal contingencies, (ii) he can afford to suffer a complete loss of his investment in the Stock, (iii) he understands and has taken cognizance of all risk factors related to the purchase of the Stock, including those set forth in the Prospectus referred to above, and (iv) his knowledge and experience in financial and business matters are such that he is capable of evaluating the merits and risks of his purchase of the Stock as contemplated by this Agreement.

            3. Restriction on Transfer.

            Except for transfers permitted by clauses (x), (y) and (z) of
Section 2(a) or a sale of shares of Stock pursuant to an effective registration statement under the Act filed by the Company (as described herein but excluding the Form S-8 filed in connection with this agreement) or pursuant to the Sale Participation Agreement (as defined below), the Optionee agrees that he will not transfer, sell, assign, pledge, hypothecate or otherwise dispose of any shares of the Stock at any time prior to the fifth anniversary of the Grant Date. No transfer of any such shares in violation hereof shall be made or recorded on the books of the Company and any such transfer shall be void and of no effect.

            4. Right of First Refusal.

            If at any time after the fifth anniversary of the Grant Date and prior to a Public Offering (as defined below), the Optionee receives a bona fide offer to purchase any or all of his shares of Stock (the "Offer") from a third party (the "Offeror") which the Optionee wishes to accept, the Optionee shall cause the Offer to be reduced to writing and shall notify the Company in writing of his wish to accept the Offer. The Optionee's notice shall contain an irrevocable offer to sell such shares of Stock to the Company (in the manner set forth below) at a purchase price equal to the price contained in, and on the same terms and conditions of, the Offer, and shall be accompanied by a true copy of the Offer (which shall identify the Offeror). At any time within 30 days after the date of the receipt by the Company of the Optionee's notice, the Company shall have the right and option to purchase, or to arrange for a third party to purchase, all of the shares of Stock covered by the Offer either (i) at the same price and on the same terms and conditions as the Offer or (ii) if the Offer includes any consideration other than cash, then at

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the sole option of the Company, at the equivalent all cash price, determined in good faith by the Company's Board of Directors, by delivering a certified bank check or checks in the appropriate amount (and any such non-cash consideration to be paid) to the Optionee at the principal office of the Company against delivery of certificates or other instruments representing the shares of the Stock so purchased, appropriately endorsed by the Optionee. If at the end of such 30 day period, the Company has not tendered the purchase price for such shares in the manner set forth above, the Optionee may during the succeeding 30 day period sell not less than all of the shares of Stock covered by the Offer to the Offeror at a price and on terms no less favorable to the Optionee than those contained in the Offer. Promptly after such sale, the Optionee shall notify the Company of the consummation thereof and shall furnish such evidence of the completion and time of completion of such sale and of the terms thereof as may reasonably be requested by the Company. If, at the end of 30 days following the expiration of the 30 day period for the Company to purchase the Stock, the Optionee has not completed the sale of such shares of the Stock as aforesaid, all the restrictions on sale, transfer or assignment contained in this Agreement shall again be in effect with respect to such shares of the Stock.

            5. Optionee's Resale of Stock and Options to the Company Upon The
               Optionee's Death or Disability.

            (a) Except as otherwise provided herein, if at any time prior to a Public Offering, (i) the Optionee is still in the employ of the Company or any subsidiary of the Company, or had retired from the Company and its subsidiaries
(A) at age 65 or over after having been employed by the Company or any subsidiary for at least five years after the Grant Date or (B) at age 55 or over if such Optionee has been employed with the Company or a Subsidiary for a minimum of 15 years and after having been employed by the Company or any subsidiary for at least five years after the Grant Date ("Retirement") and (ii) the Optionee either dies or becomes Permanently Disabled, then the Optionee, the Optionee's Estate or an Optionee's Trust, as the case may be, shall have the right, for six months (or such longer time as determined by the Board of Directors) following the date of death or Permanent Disability, to (I) sell to the Company, and the Company shall be required to purchase, on one occasion, all or any portion of the shares of Stock then held by the Optionee, the Optionee's Trust and/or the Optionee's Estate, as the case may be, at the Section 5 Repurchase Price, as determined in accordance with Section 7, and (II) require the Company to pay to the Optionee or the Optionee's Estate or the Optionee's Trust, as the case may be, an additional amount equal to the Option Excess Price determined on the basis of a Section 5 Repurchase Price as provided in Section 8 with respect to the termination of outstanding Options held by the Optionee. The Optionee, the Optionee's Estate and/or the Optionee's Trust, as the case may be, shall send written notice to the Company of its intention to sell shares of Stock and to terminate such Options in exchange for the payment referred to in the preceding sentence (the "Redemption Notice"). The completion of the purchase shall take place at the principal office of the Company on the tenth business day after the giving of the Redemption Notice. The Section 5 Repurchase Price and any payment with respect to the Options as described above shall be paid by delivery to the Optionee, the Optionee's Estate or the Optionee's Trust, as the case may be, of a wire transfer of immediately available funds or a certified bank check or checks in the appropriate amount payable to the order

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of the Optionee, the Optionee's Estate or the Optionee's Trust, as the case may be, against delivery of certificates or other instruments representing the Stock so purchased and appropriate documents canceling the Options so terminated appropriately endorsed or executed by the Optionee, the Optionee's Estate or the Optionee's Trust, or his or its duly authorized representative. For purposes of this Agreement, Optionee shall be deemed to have a "Permanent Disability" if the Optionee is unable to engage in the activities required by the Optionee's job by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, or if the majority of the Board of Directors of the Company shall, in good faith, determine the Optionee is permanently disabled.

            (b) Notwithstanding anything in Section 5(a) to the contrary and subject to Section 11, if there exists and is continuing a default or an event of default on the part of the Company or any subsidiary of the Company under any loan, guarantee or other agreement under which the Company or any subsidiary of the Company has borrowed money or if the repurchase referred to in Section 5(a) would result in a default or an event of default on the part of the Company or any subsidiary of the Company under any such agreement or if a repurchase would not be permitted under Delaware General Corporation Law (the "DGCL") (or if the Company reincorporates in another state, the business corporation law of such state) (each such occurrence being an "Event"), the Company shall not be obligated to repurchase any of the Stock or the Options from the Optionee, the Optionee's Estate or the Optionee's Trust, as the case may be, until the first business day which is 10 calendar days after all of the foregoing Events have ceased to exist (the "Repurchase Eligibility Date"); provided, however, that (i) the number of shares of Stock subject to repurchase under this Section 5(b) shall be that number of shares of Stock, and (ii) the number of Exercisable Option Shares (as defined in Section 8) for purposes of calculating the Option Excess Price payable under this Section 5(b) shall be the number of Exercisable Option Shares, held by the Optionee, the Optionee's Estate or a Optionee's Trust, as the case may be, at the time of delivery of a Redemption Notice in accordance with Section 5(a) hereof; provided, further, that the Repurchase Calculation Date (as defined herein) shall be determined in accordance with
Section 7 as of the Repurchase Eligibility Date (unless the Section 5 Repurchase Price would be greater if the Repurchase Calculation Date had been determined as if no Event had occurred in which case, solely for purposes of this proviso, the Repurchase Calculation Date shall be determined as if no Event had occurred). All Options exercisable as of the date of a Redemption Notice shall continue to be exercisable until the repurchase pursuant to such Redemption Notice.

            (c) Notwithstanding any other provision of this Section 5 to the contrary and subject to Section 11, the Optionee, the Optionee's Estate or the Optionee's Trust, as the case may be, shall have the right to withdraw any Redemption Notice which has been pending for 60 or more days and which has remained unsatisfied because of the provisions of Section 5(b).

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            6. The Company's Option to Repurchase Stock and Options of Optionee.

            (a) If, on or prior to the fifth anniversary of the Grant Date, (i) the Optionee's active employment with the Company (and/or, if applicable, its subsidiaries) is voluntarily or involuntarily terminated for any reason whatsoever, with or without Cause, (ii) the beneficiaries of a Optionee's Trust shall include any person or entity other than the Optionee, his spouse or his lineal descendants, or (iii) the Optionee shall effect a transfer of any of the Stock other than as permitted in this Agreement (alternatively, a "Call Event"), the Company shall have the right to purchase all, but not less than all, of the shares of the Stock then held by the Optionee, the Optionee's Estate or a Optionee's Trust at the Section 6 Repurchase Price determined in accordance with
Section 7 hereof; provided, however, that if the termination of employment results from (A) the death or permanent disability of the Optionee or (B) the Retirement (as defined in Section 5(a)) of the Optionee from the Company or any of its subsidiaries, the Company shall have the right to purchase all, but not less than all, of the shares of Stock then held by the Optionee or a Optionee's Trust but the Repurchase Price shall be the Section 5 Repurchase Price. In the event of Optionee's active employment with the Company is terminated by the Company for Cause, all Options (whether or not then exercisable and whether such Options are held by Optionee, Optionee's Trust or Optionee's Estate) shall terminate without any payment. The Company shall have a period of 75 days from the date of a Call Event in which to give notice in writing to the Optionee of the exercise of such election ("Call Notice"). Except as set forth above, in the event that the Company exercises its right to repurchase shares of Stock pursuant to this Section 6, the Company shall also pay the Optionee an amount equal to the Option Excess Price determined on the basis of the Section 6 Repurchase Price or the Section 5 Repurchase Price, as the case may be, as provided in Section 7, with respect to the termination of outstanding Options held by the Optionee.

            (b) The completion of the purchases pursuant to the foregoing shall take place at the principal office of the Company on the tenth business day after the giving of notice of the exercise of the option to purchase. The
Section 5 Repurchase Price or the Section 6 Repurchase Price, as the case may be, and any payment with respect to the Options as described above shall be paid by delivery to the Optionee of a wire transfer of immediately available funds or a certified bank check or checks in the appropriate amount payable to the order of the Optionee against delivery of certificates or other instruments representing the Stock so purchased and appropriate documents canceling the Options so terminated, appropriately endorsed or executed by the Optionee, the Optionee's Trust or his or its authorized representative.

            (c) Notwithstanding any other provision of this Section 6 to the contrary and subject to Section 11, if there exists and is continuing any Event, the Company shall delay the repurchase of any of the Stock or the Options (pursuant to a Call Notice given on a timely basis in accordance with Section 6(a) hereof) from the Optionee, the Optionee's Estate, or the Optionee's Trust, as the case may be, until the Repurchase Eligibility Date; provided, however, that (i) the number of shares of Stock subject to repurchase under this Section 6(c) shall be that number of shares of Stock and (ii) the number of Exercisable Option Shares for purposes of

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calculating the Option Excess Price payable under this Section 6(c) shall be the number of Exercisable Option Shares held by the Optionee, the Optionee's Estate or a Optionee's Trust, as the case may be, at the time of delivery of a Call Notice in accordance with Section 6(a) hereof; provided, further, that the Repurchase Calculation Date shall be determined in accordance with Section 7 based on the Repurchase Eligibility Date (unless the applicable Repurchase Price would be greater if the Repurchase Calculation Date had been determined as if no Event had occurred, in which case, solely for purposes of this proviso, the Repurchase Calculation Date shall be determined as if no Event had occurred).
All Options exercisable as of the date of a Call Notice shall continue to be exercisable until the repurchase pursuant to such Call Notice.

            7. Determination of Repurchase Price.

            (a) The Section 5 Repurchase Price and the Section 6 Repurchase Price are hereinafter collectively referred to as the "Repurchase Price." The Repurchase Price shall be calculated on the basis of the audited financial statements, if available, or the unaudited financial statements of the Company or the Market Price Per Share (as defined in Section 7(f)) as of the last day of the fiscal quarter preceding the later of (i) the fiscal quarter in which the event giving rise to the repurchase occurs and (ii) the fiscal quarter in which the Repurchase Eligibility Date occurs (hereinafter called the "Repurchase Calculation Date"). The event giving rise to the repurchase shall be the death, permanent disability, retirement or termination of employment, as the case may be, of the Optionee, not the giving of any notice required pursuant to Section 5 or 6.

            (b) Prior to a Public Offering (as hereinafter defined) the Section 5 Repurchase Price shall be a per share Repurchase Price equal to $____ plus the amount, if any, by which the Book Value Per Share (as defined in Section 7(d)) as of the Repurchase Calculation Date exceeds $_____. After a Public Offering, the Section 5 Repurchase Price shall be a per share Repurchase Price equal to $_____ plus the amount, if any, by which the Market Price Per Share as of the Repurchase Calculation Date exceeds $____.

            (c) Prior to a Public Offering, the Section 6 Repurchase Price shall be a per share Repurchase Price equal to the lesser of (i) the Book Value Per Share (as defined in paragraph (d) below) or (ii) $_____ plus (x) the Percentage (as defined below) multiplied by (y) the amount, if any, by which the Book Value Per Share as of the Repurchase Calculation Date exceeds $____. After a Public Offering, the Section 6 Repurchase Price shall be a per share Repurchase Price equal to the lesser of (i) Market Price Per Share or (ii) $____ plus (a) the Percentage multiplied by (b) the amount, if any, by which the Market Price Per Share as of the Repurchase Calculation Date exceeds $____; provided, however, that in the event of Optionee's termination without Cause by the Company (and/or, if applicable, its subsidiaries) or with Good Reason by the Optionee, the Section 6 Repurchase Price shall be the Book Value Per Share or Market Price Per Share, as the case may be. For purposes of this Agreement the following definitions shall apply: "Cause" shall mean (i) the Optionee's willful and continued failure to perform Optionee's duties with respect to the Company or its subsidiaries which continues beyond ten days after a written demand for substantial performance is delivered to Optionee by the Company or (ii) misconduct by Optionee involving (x) dishonesty or breach of trust in

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connection with Optionee's employment which is reasonably likely to be injurious to the Company or (y) conduct which would be a reasonable basis for an indictment of Optionee for a felony or for a misdemeanor involving moral turpitude; and "Good Reason" shall mean (i) a material reduction in Optionee's base salary or (ii) a substantial reduction in Optionee's duties and responsibilities other than as approved by the Chief Executive Officer or President of the Company.

            The "Percentage" shall be determined as follows:

Repurchase Calculation Date                                   Percentage
---------------------------                                   ----------

Grant Date through and including the first anniversary of the      0%
   Grant Date

After the first anniversary of the Grant Date through and         20%
   including the second anniversary of the Grant Date

After the second anniversary of the Grant Date through and        40%
   including the third anniversary of the Grant Date

After the third anniversary of the Grant Date through and         60%
   including the fourth anniversary of the Grant Date

After the fourth anniversary of the Grant Date through and        80%
   including the fifth anniversary of the Grant Date

After the fifth anniversary of the Grant Date                    100%

            (d) For purposes of this Agreement, "Book Value Per Share" shall be the quotient of (a) (i) $250 million plus (ii) the aggregate net income of the Company from and after September 30, 1996 (the date of the Recapitalization) (as decreased by any net losses from and after the date of the Recapitalization) plus (iii) the aggregate dollar amount contributed to (or credited to Common Stockholders' equity of) the Company after the date of the Recapitalization as equity of the Company (including consideration to be received upon exercise of the Options and other stock equivalents) plus (iv) to the extent reflected as deductions to Book Value Per Share in clause (ii) above, or minus, to the extent reflected as additions to Book Value Per Share in clause (ii) above, unusual or other items recognized by the Company, if and to the extent determined in the sole discretion of the Compensation Committee of the Board of Directors of the Company, minus, (v) the aggregate dollar amount of any dividends paid by the Company after the date of the Recapitalization divided by (b) the sum of the number of shares of Common Stock then outstanding and the number of shares of Common Stock issuable upon the exercise of all outstanding stock options and other rights to acquire Common Stock and the conversion of all securities convertible into shares of Common Stock. The calculations set forth in clauses
(a)(ii), (a)(iii), (a)(iv) and (a)(v) of the immediately preceding sentence shall be determined in accordance with generally accepted accounting principles applied on a basis consistent with any prior periods as reflected in the consolidated financial statements of the Company.

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            (e) As used herein the term "Public Offering" shall mean the sale of shares of Common Stock to the public subsequent to the date hereof pursuant to a registration statement under the Act which has been declared effective by the SEC (other than a registration statement on Form S-4 or Form S-8 or any other similar form) which results in an active trading market in the Common Stock if such a market does not already exist. A "Qualified Public Offering" shall mean a Public Offering pursuant to an effective registration statement relating to the sale of shares of the Common Stock held by Strata Associates, L.P., a Delaware limited partnership and its affiliates; provided, however, that a "Qualified Public Offering" shall be deemed to have occurred if there has been a Public Offering and there exists an active trading market in 40% or more of the Common Stock.

            (f) As used herein the term "Market Price Per Share" shall mean the price per share equal to the average of the last sale price of the Common Stock on the Repurchase Calculation Date on each exchange on which the Common Stock may at the time be listed or, if there shall have been no sales on any of such exchanges on the Repurchase Calculation Date, the average of the closing bid and asked prices on each such exchange at the end of the Repurchase Calculation Date or if there is no such bid and asked price on the Repurchase Calculation Date on the next preceding date when such bid and asked price occurred or, if the Common Stock shall not be so listed, the average of the closing sales prices as reported by NASDAQ at the end of the Repurchase Calculation Date. If the Common Stock is not so listed or reported by NASDAQ, then the Market Price Per Share shall be the Book Value Per Share.

            (g) In determining the Repurchase Price, appropriate and equitable adjustments shall be made by the Compensation Committee or the Board of Directors for any future issuances of rights to acquire and securities convertible into Common Stock and any stock dividends, splits, combinations, recapitalizations or any other adjustment in the number of outstanding shares of Common Stock.

            8. Stock Issued to Optionee Upon Exercise of Stock Options;
               Termination of Options.

            (a) The Company may from time to time grant to the Optionee, in addition to the Options, additional options under the Option Plan to purchase shares of Common Stock at $____ per share or at a different option exercise price. The term "Stock" as used in this Agreement shall include all shares of Common Stock of the Company issued to the Optionee by the Company upon exercise of the Options and of any other stock options held by the Optionee or otherwise beneficially owned by the Optionee.

            (b) All outstanding Options granted to the Optionee under the Option Plan or otherwise, whether or not then exercisable, will be automatically terminated upon the payment by the Company to the Optionee (if not otherwise terminated pursuant to Section 3.2 of the NonQualified Stock Option Agreement relating to such Options), pursuant to the provisions of Sections 5 or 6 of this Agreement, of an amount equal to the Option Excess Price. If the Option Excess Price is zero or a negative number, all outstanding stock options granted to the Optionee under the Option Plan or otherwise, whether or not then exercisable, shall be automatically terminated upon the repurchase of Stock as provided in Sections 5 or 6. The Option Excess Price is the excess, if any, of the Section 5 Repurchase Price or the Section 6 Repurchase Price, depending on which Repurchase Price is being used to repurchase the remainder of the Stock, over the option exercise price (as provided in the stock option agreement) multiplied by the number of Exercisable Option Shares. For purposes hereof, "Exercisable Option Shares" shall mean the shares of Common Stock which, at the time of determination of the Option Excess Price, could be purchased by the Optionee upon exercise of his outstanding options. Notwithstanding the foregoing, in the event of the occurrence of a Call Event, all outstanding Options (whether or not then exercisable) will be automatically terminated without payment therefor.

            9. The Company's Representations and Warranties.

            (a) The Company represents and warrants to the Optionee that (i) this Agreement has been duly authorized, executed and delivered by the Company and (ii) the Stock, when issued and delivered in accordance with the terms hereof, will be duly and validly issued, fully paid and nonassessable.

            (b) If the Company shall have engaged in a Public Offering, the Company will file the reports required to be filed by it under the Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, to the extent required from time to time to enable the Optionee to sell shares of Stock without registration under the Act within the limitations of the exemptions provided by (A) Rule 144 or Rule 144A under the Act, as such Rules may be amended from time to time, or (B) any similar rule or regulation hereafter adopted by the SEC. Notwithstanding anything contained in this Section 9(b), the Company may deregister under Section 12 or 15 of the Exchange Act if it is then permitted to do so pursuant to the Exchange Act and the rules and regulations thereunder. Nothing in this Section 9(b) shall be deemed to limit in any manner the restrictions on sales of Stock contained in this Agreement.

            10. "Piggyback" Registration Rights.

            (a) Effective upon the grant of Options pursuant to this Agreement, until the later of (i) the first occurrence of a Qualified Public Offering (as defined in Section 7(e) above) or (ii) the fifth anniversary of the Grant Date, the Optionee hereby agrees to be bound by all of the terms, conditions and obligations of the Registration Rights Agreement dated as of September 30, 1996, among the Company, Strata Associates, L.P. and KKR Partners II L.P. (the "Registration Rights Agreement") and, in the case of a Qualified Public Offering and subject to the limitations set forth in this Section 10, shall have all of the rights and privileges of the Registration Rights Agreement, in each case as if the Optionee were an original party (other than the Company) thereto; provided, however, that the Optionee shall not have any rights to request registration under Section 3 of the Registration Rights Agreement; and provided further, that the Optionee shall not be bound by any amendments to the Registration Rights Agreement unless Optionee consents thereto. Notwithstanding anything to the contrary contained in the

Registration Rights Agreement, the Optionee's rights and obligations under the Registration Rights Agreement shall be subject to the limitations and additional obligations set forth in this Section 10. All shares of Stock purchased by the Optionee upon the exercise of Options, and held by the Optionee, the Optionee's Trust or the Optionee's Estate, shall be deemed to be Registrable Securities as defined in the Registration Rights Agreement.

            (b) The Company will promptly notify the Optionee in writing (a "Notice") of any proposed registration (a "Proposed Registration"). If within 15 days of the receipt by the Optionee of such Notice, the Company receives from the Optionee, the Optionee's Trust or the Optionee's Estate a written request (a "Request") to register shares of Stock held by the Optionee, the Optionee's Estate or the Optionee's Trust (which Request will be irrevocable unless otherwise mutually agreed to in writing by the Optionee and the Company), shares of Stock will be so registered as provided in this Section 10; provided, however, that for each such registration statement only one Request, which shall be executed by the Optionee, the Optionee's Trust or the Optionee's Estate, as the case may be, may be submitted for all Registrable Securities held by the Optionee, the Optionee's Estate and the Optionee's Trust.

            (c) The maximum number of shares of Stock which will be registered pursuant to a Request will be the lowest of (i) the number of shares of Stock then held by the Optionee (which for purposes of this subparagraph (c) shall include shares held by the Optionee, Optionee's Estate or a Optionee's Trust), including all shares of Stock which the Optionee is then entitled to acquire under an unexercised Option to the extent then exercisable or (ii) the maximum number of shares of Stock which the Company can register in the Proposed Registration without adverse effect on the offering in the view of the managing underwriters (reduced pro rata with all Other Purchasers) as more fully described in subsection (d) of this Section 10, (iii) the maximum number of shares which the Optionee (pro rata based upon the aggregate number of shares of Common Stock the Optionee and all Other Purchasers have requested be registered) and all Other Purchasers are permitted to register under the Registration Rights Agreement or (iv) the product of (A) the number of shares of stock then held by the Optionee and (B) the quotient determined by dividing (1) the total number of shares of Stock requested by KKR Affiliates (as defined below) to be registered by the Company by (2) the aggregate number of shares of Stock owned by the KKR Affiliates.

            (d) If a Proposed Registration involves an underwritten offering and the managing underwriter advises the Company in writing that, in its opinion, the number of shares of Stock requested to be included in the Proposed Registration exceeds the number which can be sold in such offering, so as to be likely to have an adverse effect on the price, timing or distribution of the shares of Stock offered in such Public Offering as contemplated by the Company, then the Company will include in the Proposed Registration (i) first, 100% of the shares of Stock the Company proposes to sell and (ii) second, to the extent of the number of shares of Stock requested to be included in such registration which, in the opinion of such managing underwriter, can be sold without having the adverse effect referred to above, the number of shares of Stock which the "Holders" (as defined in the Registration Rights

Agreement), including, without limitation, the Optionee and Other
Purchasers have requested to be included in the Proposed Registration, such amount to be allocated pro rata among all requesting Holders on the basis of the relative number of shares of Stock then held by each such Holder (provided that any shares thereby allocated to any such Holder that exceed such Holder's request will be reallocated among the remaining requesting Holders in like manner).

            (e) Upon delivering a Request the Optionee, the Optionee's Estate or Optionee's Trust (or his or their authorized representative) will, if requested by the Company, execute and deliver a custody agreement and power of attorney in form and substance satisfactory to the Company with respect to the shares of Stock to be registered pursuant to this Section 10 (a "Custody Agreement and Power of Attorney"). The Custody Agreement and Power of Attorney will provide, among other things, that the Optionee, the Optionee's Estate or Optionee's Trust (or his or their authorized representative) will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such shares of Stock (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact as the Optionee's, Optionee's Estate or Optionee's Trust's agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on the Optionee's behalf with respect to the matters specified therein.

            (f) The Optionee agrees that he will execute such other agreements as the Company may reasonably request to further evidence the provisions of this
Section 10.

            11. Pro Rata Repurchases.

            Notwithstanding anything to the contrary contained in Sections 5, 6 or 7, if at any time consummation of all purchases and payments to be made by the Company pursuant to this Agreement and the Other Purchasers' Agreements would result in an Event, then the Company shall make purchases from, and payments to, the Optionee and the Other Purchasers pro rata (on the basis of the proportion of the number of shares of Stock and the number of Options each such Optionee and all Other Purchasers have elected or are required to sell to the Company) for the maximum number of shares of Stock and shall pay the Option Excess Price for the maximum number of Options permitted without resulting in an Event (the "Maximum Repurchase Amount"). The provisions of Section 5(b) and 6(c) shall apply in their entirety to payments and repurchases with respect to Options and shares of Stock which may not be made due to the limits imposed by the Maximum Repurchase Amount under this
Section 11. Until all of such Stock and Options are purchased and paid for by the Company, the Optionee and the Other Purchasers whose Stock and Options are not purchased in accordance with this Section 11 shall have priority, on a pro rata basis, over other purchases of Common Stock and Options by the Company pursuant to this Agreement and the Other Purchasers' Agreements.

            12. Rights to Negotiate Repurchase Price.

            Nothing in this Agreement shall be deemed to restrict or prohibit the Company from purchasing shares of Stock or Options from the Optionee, at any time, upon such terms and conditions, and for such price, as may be mutually agreed upon between the Parties, whether or not at the time of such purchase circumstances exist which specifically grant the Company the right to purchase, or the Optionee the right to sell, shares of Stock or the Company has the right to pay, or the Optionee has the right to receive, the Option Excess Price under the terms of this Agreement.

            13. Covenant Regarding 83(b) Election.

            Except as the Company may otherwise agree in writing, the Optionee hereby covenants and agrees that he will make an election provided pursuant to Treasury Regulation 1.83-2 with respect to the Stock, including without limitation, the Stock to be acquired upon each exercise of the Optionee's Options; and Optionee further covenants and agrees that he will furnish the Company with copies of the forms of election the Optionee files within 30 days after each exercise of Optionee's Non-Qualified Options and with evidence that each such election has been filed in a timely manner.

            14. Notice of Change of Beneficiary.

            Immediately prior to any transfer of Stock to a Optionee's Trust, the Optionee shall provide the Company with a copy of the instruments creating the Optionee's Trust and with the identity of the beneficiaries of the Optionee's Trust. The Optionee shall notify the Company immediately prior to any change in the identity of any beneficiary of the Optionee's Trust.

            15. Expiration of Certain Provisions.

            The provisions contained in Sections 4, 5 and 6 of this Agreement and the portion of any other provision of this Agreement which incorporates the provisions of Sections 4, 5 and 6, shall terminate and be of no further force or effect with respect to any shares of Stock sold by the Optionee (i) pursuant to an effective registration statement filed by the Company pursuant to Section 10 hereof or (ii) pursuant to the terms of the Sale Participation Agreement of even date herewith, among the Optionee and Strata Associates L.P.

            The provisions contained in Sections 2(e), 3, 4, 5, 6 and 13 of this Agreement, and the portion of any other provisions of this Agreement which incorporate the provisions of such Sections, shall terminate and be of no further force or effect upon (A) the consummation of a merger, reorganization, business combination or liquidation of the Company, or a sale of Common Stock owned by the Investors, but only if such merger, reorganization, business combination, liquidation or sale of Common Stock results in Strata Associates, L.P. (through its ownership of Spalding Holdings Corporation) or any affiliate thereof (collectively, the "KKR Affiliates"), no longer having the power (i) to elect a majority of the Board of Directors of the

Company or such other corporation which succeeds to the Company's rights and obligations pursuant to such merger, reorganization, business combination, liquidation or stock sale, or (ii) if the resulting entity of such merger, reorganization, business combination, liquidation or stock sale is not a corporation, to select the general partner(s) or other persons or entities controlling the operations and business of the resulting entity or (B) a sale of all or substantially all of the assets of the company (other than in connection with financing transactions, sale and leaseback transactions and similar transactions) to a person who is not a KKR Affiliate.

            16. Recapitalizations, etc.

            The provisions of this Agreement shall apply, to the full extent set forth herein with respect to the Stock or the Options, to any and all shares of capital stock of the Company or any capital stock, partnership units or any other security evidencing ownership interests in any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or substitution of the Stock or the Options, by reason of any stock dividend, split, reverse split, combination, recapitalization, liquidation, reclassification, merger, consolidation or otherwise.

            17. Optionee's Employment by the Company.

            Nothing contained in this Agreement or in any other agreement entered into by the Company and the Optionee contemporaneously with the execution of this Agreement (i) obligates the Company or any subsidiary of the Company to employ the Optionee in any capacity whatsoever or (ii) prohibits or restricts the Company (or any such subsidiary) from terminating the employment, if any, of the Optionee at any time or for any reason whatsoever, with or without Cause, and the Optionee hereby acknowledges and agrees that neither the Company nor any other person has made any representations or promises whatsoever to the Optionee concerning the Optionee's employment or continued employment by the Company or any subsidiary of the Company.

            18. State Securities Laws.

            The Company hereby agrees to use its best efforts to comply with all state securities or "blue sky" laws which might be applicable to the issuance of the Options to the Optionee.

            19. Binding Effect.

            The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. In the case of a transferee permitted under Section 2(a) hereof, such transferee shall be deemed the Optionee hereunder; provided, however, that no transferee (including without limitation, transferees referred to in Section 2(a) hereof) shall derive any rights under this Agreement unless and until such transferee has delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement.

            20. Amendment.

            This Agreement may be amended only by a written instrument signed by the Parties hereto.

            21. Closing.

            Except as otherwise provided herein, the payment of the Option Excess Price, if any, pursuant to this Agreement shall take place at the principal office of the Company on the tenth business day following delivery of the notice by either Party to the other of its exercise of the right to cause the payment of the Option Excess Price, if any.

            22. Applicable Law.

            The laws of the State of Delaware (or if the Company reincorporates in another state, of that state) shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principles of conflicts of law. Any suit, action or proceeding against the Optionee, with respect to this Agreement, or any judgment entered by any court in respect of any thereof, may be brought in any court of competent jurisdiction in the State of Delaware (or if the Company reincorporates in another state, in that state) or the State of New York, as the Company may elect in its sole discretion, and the Optionee hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. By the execution and delivery of this Agreement, the Optionee appoints The Corporation Trust Company, at its office in New York, New York or Wilmington, Delaware (or if the Company reincorporates in another state, an office in that state), as the case may be, as his agent upon which process may be served in any such suit, action or proceeding. Service of process upon such agent, together with notice of such service given to the Optionee in the manner provided in Section 25 hereof, shall be deemed in every respect effective service of process upon him in any suit, action or proceeding. Nothing herein shall in any way be deemed to limit the ability of the Company to serve any such writs, process or summonses in any other manner permitted by applicable law or to obtain jurisdiction over the Optionee, in such other jurisdictions and in such manner, as may be permitted by applicable law. The Optionee hereby irrevocably waives any objections which he may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware (or if the Company reincorporates in another state, in that state) or the State of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum. No suit, action or proceeding against the Company with respect to this Agreement may be brought in any court, domestic or foreign, or before any similar domestic or foreign authority other than in a court of competent jurisdiction in the State of Delaware (or if the Company reincorporates in another state, in that state) or the State of New York, and the

Optionee hereby irrevocably waives any right which he may otherwise have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. The Company hereby submits to the jurisdiction of such courts for the purpose of any such suit, action or proceeding. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING IN RELATION TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

            23. Assignability of Certain Rights by the Company.

            The Company shall have the right to assign any or all of its rights or obligations to purchase shares of Stock pursuant to Sections 4, 5 and 6 hereof; provided, however, that the Company shall remain obligated to perform its obligations notwithstanding such assignment in the event that such assignee fails to perform the obligations so assigned to it.

            24. Miscellaneous.

            In this Agreement (i) all references to "dollars" or "$" are to United States dollars and (ii) the word "or" is not exclusive. If any provision of this Agreement shall be declared illegal, void or unenforceable by any court of competent jurisdiction, the other provisions shall not be affected, but shall remain in full force and effect.

            25. Notices.

            All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered by hand (whether by overnight courier or otherwise) or sent by registered or certified mail, return receipt requested, postage prepaid, to the Party to whom it is directed:

            (a)   If to the Company, to it at the following address:

                  c/o Kohlberg Kravis Roberts & Co.
                  9 West 57th Street
                  Suite 4200
                  New York, New York  10019

                  Attn:  Marc Lipschultz
            with a copy to:

                  Simpson Thacher & Bartlett
                  425 Lexington Avenue
                  New York, New York  10017-3909

                  Attn:  Arthur D. Robinson, Esq.

            (b) If to the Optionee, to him at the address set forth below under his signature;

                  or at such other address as either party shall have specified by notice in writing to the other.

            26.   Covenant Not to Compete; Confidential Information.

            (a) In consideration of the Company entering into this Agreement with the Optionee, the Optionee hereby agrees effective as of the Grant Date, for so long as the Optionee is employed by the Company or one of its subsidiaries and for a period of one year thereafter (the "Noncompete Period"), the Optionee shall not, directly or indirectly, engage in the production, sale or distribution of any product produced, sold or distributed by the Company or its subsidiaries on the date hereof or during the Noncompete Period anywhere in the world in which the Company or its subsidiaries is doing business other than through the Optionee's employment with the Company or any of its subsidiaries. At the Company's option, the Noncompete Period may be extended for an additional one year period if (i) within nine months of the termination of the Optionee's employment, the Company gives the Optionee notice of such extension and (ii) beginning with the first anniversary of such termination, the Company pays the Optionee an amount equal to the Optionee's base salary on the date of the termination of his employment. Such amount shall be paid in installments in a manner consistent with the then current salary payment policies of the Company. For purposes of this Agreement, the phrase "directly or indirectly engage in" shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, partner, joint venturer of otherwise, and shall include any direct or indirect participation in such enterprise as a consultant, licensor of technology or otherwise.

            (b) The Optionee will not disclose or use at any time any Confidential Information (as defined below) of which the Optionee is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Optionee's performance of duties, if any, assigned to the Optionee by the Company. As used in this Agreement, the term "Confidential Information" means information that is not generally known to the public and that is used, developed or obtained by the Company or its subsidiaries in connection with its business, including but not limited to (i) products or services, (ii) fees, costs and pricing structures, (iii) designs, (iv) computer software, including operating systems, applications and program listings, (v) flow charts, manuals and documentation, (vi) data bases, (vii) accounting and business methods, (viii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (ix) customers and clients and customer or client lists, (x) other copyrightable works, (xi) all technology and trade secrets, and (xii) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date the Optionee proposes to disclose or use such information. The Optionee acknowledges and agrees that all copyrights, works, inventions, innovations, improvements, developments, patents, trademarks and all similar or related information which relate to the actual or anticipated business of the Company and its subsidiaries (including its predecessors) and conceived, developed or made by the Optionee while employed by the Company or its subsidiaries belong to the Company. The Optionee will perform all actions reasonably requested by the Company (whether during or after the Noncompete Period) to establish and confirm such ownership at the Company's expense (including without limitation assignments, consents, powers of attorney and other instruments).

            (c) Notwithstanding clauses (a) and (b) above, if at any time a court holds that the restrictions stated in such clauses (a) and (b) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because the Optionee's services are unique and because the Optionee has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

            (d) Notwithstanding the foregoing paragraphs (a), (b) and (c), the provisions of any employment agreement in effect on the date hereof between the Company and Optionee which contains covenants relating to confidentiality and competition shall supersede and replace the provisions of paragraphs (a), (b) and (c) and shall be deemed incorporated by reference in this Agreement in their entirety.

            IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                   SPALDING HOLDINGS CORPORATION


                                   By________________________________
                                   Name:
                                   Title:


                                   ----------------------------------
                                           Optionee (print)


                                   ----------------------------------
                                          Optionee Signature


                                   ----------------------------------



                                   ----------------------------------
                                         Address of Optionee

                                                                       EXHIBIT A

                 Form of Non-Qualified Stock Option Agreement

[See Exhibit B to the Prospectus.]